Exhibit 99.1
Audit Committee Letter

March 17, 2021

The Audit Committee of the Board of Directors of the Federal Home Loan Bank of Cincinnati (FHLB) at year-end 2020 was composed of six Directors, three who represent the public sector and three who represent industry members. The members of the Audit Committee at year-end 2020 were J. Lynn Anderson, Chair; Grady P. Appleton; Brady T. Burt; Leslie D. Dunn; Michael P. Pell, and David E. Sartore.

The 2021 Audit Committee is comprised of six Directors, two who represent the public sector and four who represent industry members. The FHLB applied the New York Stock Exchange definition of “independence” and concluded that each of the Directors on the Audit Committee, during 2020 and currently, is not independent as they are executive officers or directors of member institutions that do business with the FHLB, except Directors Anderson (2020), Dunn (2020), Appleton (2020, 2021) and Mullineaux (2021), who do not serve as officers or directors of an FHLB member. Both the 2020 and 2021 Audit Committee members are independent, as defined by the Federal Housing Finance Agency. For further discussion about the Board of Director's analysis of director independence under the New York Stock Exchange rules, see Item 13. Certain Relationships and Related Transactions, and Director Independence of the FHLB’s Annual Report on Form 10-K.

The Audit Committee is governed by a written charter that is posted on the FHLB’s website at www.fhlbcin.com. The Audit Committee is directly responsible for the appointment and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC); including review of their qualifications, independence, and performance. Among other duties, the Audit Committee also oversees:
•the integrity of the FHLB’s financial statements, accounting policies, and financial reporting and disclosure practices;
•the adequacy of the internal control system of the FHLB;
•the programs, policies, and systems of the FHLB designed to ensure compliance with applicable laws, regulations, other legal and regulatory requirements, and policies;
•performance of the internal audit function; and
•qualifications, independence and performance of the independent registered public accounting firm.

The FHLB is one of 11 district Federal Home Loan Banks (FHLBanks) that together with the Office of Finance (OF), comprise the Federal Home Loan Bank System (System). The System collaborates in selecting, setting the compensation of, and evaluating the performance of the independent registered public accounting firm; but the responsibility for the appointment and oversight remains solely with the audit committees of each FHLBank and the OF.

PwC has been the independent registered public accounting firm for the System and the FHLB since 1990. The FHLB’s Audit Committee engages in an evaluation of PwC annually. In connection with the appointment of PwC, the Audit Committee’s evaluation included consultation with the audit committees of the other FHLBanks and the OF. Specific considerations included:

•an analysis of the risks and benefits of retaining the same firm, including consideration of:
◦PwC engagement audit partner, engagement quality review partner and audit team rotation;
◦PwC’s tenure with the System;
◦benefits associated with engaging a different firm; and
◦potential disruption and risks associated with changing firms.
•PwC’s depth and breadth of understanding of our business, operations, and accounting policies and practices;
•PwC’s historical and recent performance on the audits of the System, including the results of an internal survey of PwC service and quality;
•an analysis of PwC’s known legal risks and significant proceedings;
•external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) audit quality inspection reports on PwC and its peer firms as well as metrics indicative of audit quality;
•the appropriateness of PwC’s fees on both an absolute basis and compared to its peer firms; and
•the diversity of PwC’s ownership and staff assigned to the engagement.

Based on its reviews discussed above, the Audit Committee recommended to the Board of Directors the appointment of PwC as the FHLB's independent registered public accounting firm for 2021.

The Audit Committee met on 11 occasions to satisfy its responsibilities during 2020 in compliance with the charter, and met separately with the Chief Audit Executive and PwC. In fulfilling its responsibilities under its charter, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with PwC the matters required to be discussed by applicable PCAOB standards. Additionally, the Audit Committee also received the written disclosures and the letter from PwC required by PCAOB standards, and discussed the firm's independence with them.

Based on the review and discussions referred to above, the current members of the Audit Committee recommended to the Board of Directors that the FHLB’s audited financial statements for the fiscal year ended December 31, 2020, be included in the FHLB’s annual report on Form 10-K filed with the Securities and Exchange Commission.

Brady T. Burt, Chair
Grady P. Appleton
Donald J. Mullineaux
Michael P. Pell
Kathleen A. Rogers
David E. Sartore